Description of Leaser

Since the revenue stream is dependent on MIPCO, here is some information about MIPCO and its management team:
Mississippi Investment Petroleum Company (MIPCO) was founded in late 2008, by a group of investors with the mutual goal to better the environment. The group in toto have over 80 year’s business experience and have operated several successful businesses. Mr. Tommy Farrar and Mr. Gary Bell were brought on board in early 2009. Tommy Farrar was hired as the General Manager of Operations and Gary Bell as the Plant Manager. Tommy Farrar has 31 years work experience in a manufacturing including materials purchasing, quality management, and distribution management. Gary Bell has 34 years work experience in processing, maintenance, and distribution. Both will participate in overseeing the opening and daily operations of the Nettleton facility. MIPCO is currently finalizing the opening of a biodiesel facility in Houston, MS and has a third facility under construction in Aberdeen, MS.  For more information, contact UBRG at (800) or visit our web site at www.universalbioenergy.com